AGREEMENT OF SALE
                                                                  Butler Plaza

     THIS AGREEMENT OF SALE (this "Agreement"), is entered into as of the 25th day of March, 1997, by and between STERLING INVESTMENT CO., INC., a Florida corporation ("Purchaser"), and BUTLER LIMITED PARTNERSHIP, an Illinois limited partnership ("Seller").

     NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser do hereby agree as follows:

                              W I T N E S E T H:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell that certain property commonly known as Butler Plaza, Casselberry, Florida legally described on Exhibit A attached hereto (the "Property"). Included in the Purchase Price is all of the personal property set forth on Exhibit B attached hereto (the "Personal Property"). The "Purchase Price" for the Property and the Personal Property shall equal Five Million Five Hundred Thousand and No/100 Dollars ($5,500,000.00).

2.   PURCHASE PRICE.  The Purchase Price shall be paid by Purchaser as follows:

     2.1. Upon the execution of this Agreement, the sum of Two Hundred Thousand and No/100 Dollars ($200,000.00) (the "Earnest Money") to be held in escrow by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C; and

     2.2. On the "Closing Date" (hereinafter defined), the balance of the Purchase Price, adjusted in accordance with the prorations, by federally wired "immediately available" funds, on or before 11:00 a.m Chicago time.

3.   TITLE COMMITMENT AND SURVEY.

     3.1. Attached hereto as Exhibit D is a copy of a title commitment for an owner's standard title insurance policy issued by Lawyers Title Insurance Company (hereinafter referred to as "Title Insurer") dated February 17, 1997 for the Property (the "Title Commitment"). For purposes of this Agreement, "Permitted Exceptions" shall mean: (a) the general printed exceptions contained in the standard title policy to be issued by Title Insurer based on the Title Commitment; (b) general real estate taxes, association assessments, special assessments, special district taxes and related charges not yet due and payable; (c) matters shown on the "Updated Survey" (hereinafter defined); (d) matters caused by the actions of Purchaser; and (e) the title exceptions set forth in Schedule B of the Title Commitment as Numbers 1, 2, and 4 through 23 inclusive, to the extent that same affect the Property. All other exceptions to title shall be referred to as "Unpermitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured by the title policy, subject only to the exceptions therein stated. On the Closing Date, Title Insurer shall deliver to Purchaser a standard title policy for the insured amount of the Purchase Price in conformance with the previously delivered Title Commitment, subject to Permitted Exceptions and Unpermitted Exceptions waived by Purchaser (the "Title Policy"). Seller and Purchaser shall each pay for the costs of the Title Commitment and Title Policy and Purchaser shall pay for the cost of any endorsements to, or extended coverage on, the Title Policy.

     3.2. Purchaser has received a preliminary survey of the Property prepared by Doudney Surveyors, Inc. dated December 5, 1996 ("Updated Survey"). Seller and Purchaser shall each pay for the costs of and Seller shall deliver a recertified copy of the Updated Survey to Purchaser prior to Closing.
Purchaser hereby acknowledges that all matters disclosed by the Updated Survey are acceptable to Purchaser.

     3.3. The obligation of Purchaser to pay various costs set forth in Paragraphs 3.1 and 3.2 shall survive the termination of this Agreement.

4. PAYMENT OF CLOSING COSTS. In addition to the costs set forth in Paragraphs 3.1 and 3.2, Purchaser and Seller shall each pay for one-half of the costs of the documentary or transfer stamps to be paid with reference to the "Deed" (hereinafter defined) and all other stamps, intangible, transfer, documentary, recording, sales tax and surtax imposed by law with reference to any other sale documents delivered in connection with the sale of the Property to Purchaser and all other charges of the Title Insurer in connection with this transaction. The stamps purchased and taxes paid pursuant to this Paragraph 4 shall be based upon the Purchaser Price.

5.   CONDITION OF TITLE.

     5.1. If, prior to "Closing" (as hereinafter defined), a date-down to the Title Commitment or a date-down to the Updated Survey discloses any new Unpermitted Exception, Seller shall have thirty (30) days from the date of the date-down to the Title Commitment or the Updated Survey, as applicable, at Seller's expense, to (i) bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, do not exceed $50,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions, or (ii) have the right, but not the obligation, to bond over, cure and/or have any Unpermitted Exceptions which, in the aggregate, equal or exceed $50,000.00, removed from the Title Commitment or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such Unpermitted Exceptions. In such event, the time of Closing shall be delayed, if necessary, to give effect to said aforementioned time periods. If Seller fails to cure or have said Unpermitted Exception removed or have the Title Insurer commit to insure as specified above within said thirty (30) day period or if Seller elects not to exercise its rights under (ii) in the preceding sentence, Purchaser may terminate this Agreement upon notice to Seller within seven (7) days after the expiration of said thirty (30) day period. Absent notice from Purchaser to Seller in accordance with the preceding sentence, Purchaser shall be deemed to have elected to take title subject to said Unpermitted Exception. If Purchaser terminates this Agreement in accordance with the terms of this Paragraph 5.1, this Agreement shall become null and void without further action of the parties and all Earnest Money theretofore deposited into the escrow by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7.

     5.2. Seller agrees to convey fee simple title to the Property to Purchaser by special warranty deed (the "Deed") in recordable form subject only to the Permitted Exceptions and any Unpermitted Exceptions waived by Purchaser.

6.   CONDEMNATION, EMINENT DOMAIN, DAMAGE AND CASUALTY.

     6.1. Except as provided in the indemnity provisions contained in Paragraph 7.1 of this Agreement, Seller shall bear all risk of loss with respect to the Property up to the earlier of the dates upon which either possession or title is transferred to Purchaser in accordance with this Agreement. Notwithstanding the foregoing, in the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost less than or equal to $100,000.00 (as determined by Seller in good faith) Purchaser shall not have the right to terminate its obligations under this Agreement by reason thereof, but Seller shall have the right to elect to either repair and restore the Property (in which case the Closing Date shall be extended until completion of such restoration) or to assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of such fire or casualty, together with a credit for any deductible applicable to the claim relating to such insurance proceeds. Seller shall promptly notify Purchaser in writing of any such fire or other casualty and Seller's determination of the cost to repair the damage caused thereby. In the event of damage to the Property by fire or other casualty prior to the Closing Date, repair of which would cost in excess of $100,000.00 (as determined by Seller in good faith), then this Agreement may be terminated at the option of Purchaser, which option shall be exercised, if at all, by Purchaser's written notice thereof to Seller within five (5) business days after Purchaser receives written notice of such fire or other casualty and Seller's determination of the amount of such damages, and upon the exercise of such option by Purchaser this Agreement shall become null and void, the Earnest Money deposited by Purchaser shall be returned to Purchaser together with interest thereon, and neither party shall have any further liability or obligations hereunder. In the event that Purchaser does not exercise the option set forth in the preceding sentence, the Closing shall take place on the Closing Date and Seller shall assign and transfer to Purchaser on the Closing Date all of Seller's right, title and interest in and to all insurance proceeds paid or payable to Seller on account of the fire or casualty, together with a credit for any deductible applicable to the claim relating to such insurance proceeds.

     6.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which might result in the taking of any part of the Property or the taking or closing of any right of access to the Property, Seller shall immediately notify Purchaser of such occurrence. In the event that the taking of any part of the Property shall:
(i) materially impair access to the Property; (ii) cause any material non-compliance with any applicable law, ordinance, rule or regulation of any federal, state or local authority or governmental agencies having jurisdiction over the Property or any portion thereof; or (iii) materially and adversely impair the use of the Property as it is currently being operated (hereinafter collectively referred to as a "Material Event"), Purchaser may:

          6.2.1. terminate this Agreement by written notice to Seller, in which event the Earnest Money deposited by Purchaser, together with interest thereon, shall be returned to Purchaser and all rights and obligations of the parties hereunder will cease except as specifically survives the termination of the Agreement as set forth herein; or

          6.2.2. proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.3. Purchaser shall then notify Seller, within five (5) business days after Purchaser's receipt of Seller's notice, whether Purchaser elects to exercise its rights under Paragraph 6.2.1 or Paragraph 6.2.2. Closing shall be delayed, if necessary, until Purchaser makes such election. If Purchaser fails to make an election within such five (5) business day period, Purchaser shall be deemed to have elected to exercise its rights under Paragraph 6.2.2. If between the date of this Agreement and the Closing Date, any condemnation or eminent domain proceedings are initiated which do not constitute a Material Event, Purchaser shall be required to proceed with the Closing, in which event Seller shall assign to Purchaser all of Seller's right, title and interest in and to any award made in connection with such condemnation or eminent domain proceedings.

     6.4. Notwithstanding anything contained herein to the contrary, Purchaser acknowledges that certain real estate (the "Condemned Property") adjacent to the Property has been condemned by Seminole County, State of Florida, pursuant to the Order of Taking Howell Branch Road, Phase II, Relating to Parcel Numbers 113/713 pursuant to Case No. 95-2295-CA-13-A (the "Previous Condemnation") and Purchaser hereby acknowledges that Seller is entitled to all condemnation proceeds arising out of the Previous Condemnation and that the Property does not include the Condemned Property. In addition, Purchaser acknowledges that the parking on the southwest portion of the Property will need to be reconfigurated in connection with the Previous Condemnation.

7.   INSPECTION AND AS-IS CONDITION.

     7.1. During the period commencing on February 10, 1997 and ending at 5:00 p.m. Chicago time on April 4, 1997 (said period being herein referred to as the "Inspection Period"), Purchaser and the agents, engineers, employees, contractors and surveyors retained by Purchaser may enter upon the Property, at any reasonable time and upon reasonable prior notice to Seller, to inspect the Property, including a review of leases located at the Property, and to conduct and prepare such studies, tests and surveys as Purchaser may deem reasonably necessary and appropriate. In connection with Purchaser's review of the Property, Seller agrees to deliver to Purchaser copies of the current rent roll for the Property, the most recent tax and insurance bills, utility account numbers, service contracts, and unaudited year end 1995 and 1996 and year-to-date operating statements. Furthermore, if the following are reasonably available to Seller, Seller shall deliver to Purchaser plans and specifications.

     All of the foregoing tests, investigations and studies to be conducted under this Paragraph 7.1 by Purchaser shall be at Purchaser's sole cost and expense and Purchaser shall restore the Property to the condition existing prior to the performance of such tests or investigations by or on behalf of Purchaser. Purchaser shall defend, indemnify and hold Seller and any affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's affiliate or parent (hereinafter collectively referred to as "Affiliate of Seller") harmless from any and all liability, cost and expense (including without limitation, reasonable attorney's fees, court costs and costs of appeal) suffered or incurred by Seller or Affiliates of Seller for injury to persons or property caused by Purchaser's investigations and inspection of the Property. Purchaser shall undertake its obligation to defend set forth in the preceding sentence using attorneys selected by Purchaser, approved by Seller in Seller's reasonable discretion.

     Prior to commencing any such tests, studies and investigations, Purchaser shall furnish to Seller a certificate of insurance evidencing comprehensive general public liability insurance insuring the person, firm or entity performing such tests, studies and investigations and listing Seller and Purchaser as additional insureds thereunder.

     If Purchaser is dissatisfied with the results of the tests, studies or investigations performed or information received pursuant to this Paragraph 7.1, Purchaser shall have the right to terminate this Agreement by giving written notice of such termination to Seller at any time prior to the expiration of the Inspection Period. If written notice is not received by Seller pursuant to this Paragraph 7.1 prior to the expiration of the Inspection Period, then the right of Purchaser to terminate this Agreement pursuant to this Paragraph 7.1 shall be waived. If Purchaser terminates this Agreement by written notice to Seller prior to the expiration of the Inspection Period: (i) Purchaser shall promptly deliver to Seller copies of all studies, reports and other investigations obtained by Purchaser in connection with its due diligence during the Inspection Period; and (ii) the Earnest Money deposited by Purchaser shall be immediately paid to Purchaser, together with any interest earned thereon, and neither Purchaser nor Seller shall have any right, obligation or liability under this Agreement, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in this Paragraph 7.1. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.1, shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.2. Seller (sometimes Seller's predecessor-in-interest) acquired title to the Property by foreclosure (or deed-in-lieu thereof) and, therefore, Seller can make no representations or warranties relating to the condition of the Property or the Personal Property. Purchaser acknowledges and agrees that it will be purchasing the Property and the Personal Property based solely upon its inspections and investigations of the Property and the Personal Property, and that Purchaser will be purchasing the Property and the Personal Property "AS IS" and "WITH ALL FAULTS", based upon the condition of the Property and the Personal Property as of the date of this Agreement, wear and tear and loss by fire or other casualty or condemnation excepted. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property or the Personal Property, including, but not limited to, the condition of the land or any improvements comprising the Property, the existence or non-existence of "Hazardous Materials" (as hereinafter defined), economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning or building laws, rules or regulations or "Environmental Laws" (hereinafter defined) affecting the Property. Seller makes no representation or warranty that the Property complies with Title III of the Americans with Disabilities Act or any fire code or building code. Purchaser hereby releases Seller and the Affiliates of Seller from any and all liability in connection with any claims which Purchaser may have against Seller or the Affiliates of Seller, and Purchaser hereby agrees not to assert any claims for contribution, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to the existence of asbestos or Hazardous Materials on, or environmental conditions of, the Property, whether known or unknown. As used herein, "Environmental Laws" means all federal, state and local statutes, codes, regulations, rules, ordinances, orders, standards, permits, licenses, policies and requirements (including consent decrees, judicial decisions and administrative orders) relating to the protection, preservation, remediation or conservation of the environment or worker health or safety, all as amended or reauthorized, or as hereafter amended or reauthorized, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C.
Section 9601 et seq., the Resource Conservation and Recovery Act of 1976 ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right-to-Know Act ("Right-to-Know Act"), 42 U.S.C. Section 11001 et seq., the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act ("Clean Water Act"), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq., the Safe Drinking Water Act ("Safe Drinking Water Act"), 42 U.S.C. Section 300f et seq., the Atomic Energy Act ("AEA"), 42 U.S.C. Section 2011 et seq., the Occupational Safety and Health Act ("OSHA"), 29 U.S.C. Section 651 et seq., and the Hazardous Materials Transportation Act (the "Transportation Act"), 49 U.S.C.
Section 1802 et seq.  As used herein, "Hazardous Materials" means:
(1) "hazardous substances," as defined by CERCLA; (2) "hazardous wastes," as defined by RCRA; (3) any radioactive material including, without limitation, any source, special nuclear or by-product material, as defined by AEA; (4) asbestos in any form or condition; (5) polychlorinated biphenyls; and (6) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental Laws. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.2 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.3. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Except as set forth in Paragraph 16.2, Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller and the Affiliates of Seller from any liability with respect to such historical information. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.3 shall survive the Closing and the delivery of the Deed and termination of this Agreement.

     7.4. Seller has provided to Purchaser the following existing report:
Environmental Site Update Assessment Report, Project No. 45004.29 prepared by Hygienetics Environmental Services, Inc., dated August 10, 1994 ("Existing
Report").   Seller makes no representation or warranty concerning the accuracy or completeness of the Existing Report. Purchaser hereby releases Seller and the Affiliates of Seller from any liability whatsoever with respect to the Existing Report, or, including, without limitation, the matters set forth in the Existing Report, and the accuracy and/or completeness of the Existing Report. Furthermore, Purchaser acknowledges that it will be purchasing the Property with all faults disclosed in the Existing Report. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.4 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

     7.5. Purchaser acknowledges that Purchaser has reviewed the sub-subleases between Fashion Bug & Fashion Bug Plus, Click's Billiards, Great Khan Restaurant, The Closet Door, Ross Dress For Less, and International Grocery ("Sub-Subtenants") and Seller, and Purchaser acknowledges that certain of the terms of the Sub-Subtenants' leases extend past January 31, 1998. Purchaser hereby releases and indemnifies Seller and the Affiliates of Seller from any and all liability in connection with any claims brought by or on behalf of the Sub-Subtenants against Seller as sub-sublessor of Seller's interest in the Sublease ("Sub-Subtenants Claims"). Purchaser hereby agrees not to assert any claims for indemnity, contribution, breach of contract or lease, business interruption or interference, cost recovery or otherwise, against Seller or the Affiliates of Seller, relating directly or indirectly to any Sub-Subtenants Claims. Notwithstanding anything contained herein to the contrary, the terms of this Paragraph 7.5 shall survive the Closing and the delivery of the Deeds and termination of this Agreement.

8. CLOSING. The closing of this transaction (the "Closing") shall be on or before April 30, 1997 (the "Closing Date"), at the office of Title Insurer, Orlando, Florida at which time Seller shall deliver possession of the Property to Purchaser. Purchaser may accelerate the Closing Date to an earlier date by providing Seller seven (7) days advance notice of the intended new "Closing Date." In no event shall the Closing Date be later than April 30, 1997. This transaction shall be closed through an escrow with Title Insurer, in accordance with the general provisions of the usual and customary form of deed and money escrow for similar transactions in Florida or at the option of either party, the Closing shall be a "New York style" closing at which the Purchaser shall wire the Purchase Price to Title Insurer on the Closing Date and prior to the release of the Purchase Price to Seller, Purchaser shall receive the Title Policy or marked up commitment dated the date of the Closing Date. In the event of a New York style closing, Seller shall deliver to Title Insurer any customary affidavit in connection with a New York style closing. All closing and escrow fees shall be divided equally between the parties hereto.

9.   CLOSING DOCUMENTS.

     9.1. On or prior to the Closing Date, Seller and Purchaser shall execute and deliver to one another a joint closing statement. In addition, Purchaser shall deliver to Seller the balance of the Purchase Price, an assumption of the documents set forth in Paragraph 9.2.3 and 9.2.4 and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

     9.2. On the Closing Date, Seller shall deliver to Purchaser the following:

          9.2.1. the Deed (in the form of Exhibit E attached hereto), subject to Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser;

          9.2.2. a quit claim bill of sale conveying the Personal Property (in the form of Exhibit F attached hereto);

          9.2.3. assignment and assumption of intangible property (in the form attached hereto as Exhibit G), including, without limitation, the service contracts listed in Exhibit H;

          9.2.4. an assignment and assumption of leases and security deposits (in the form attached hereto as Exhibit I);

          9.2.5. non-foreign affidavit (in the form of Exhibit J attached hereto);

          9.2.6. original, and/or copies of, leases affecting the Property in Seller's possession (which shall be delivered at the Property);

          9.2.7. all documents and instruments required by the Title Insurer to issue the Title Policy;
          9.2.8. possession of the Property to Purchaser, subject to the terms of leases;

          9.2.9.  evidence of the termination of the management agreement;

          9.2.10. notice to the tenants of the Property of the transfer of title and assumption by Purchaser of the landlord's obligation under the leases and the obligation to refund the security deposits (in the form of Exhibit K);

          9.2.11.  an updated rent roll.; and

          9.2.12. assignment and assumption of Sublease and all Sub-Subleases (in a form similar to Exhibit I).

10. PURCHASER'S DEFAULT. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF A DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH IN PARAGRAPH 7.1 HEREOF AND PURCHASER'S RIGHT TO RECEIVE FROM SELLER ITS ACTUAL, DOCUMENTED THIRD PARTY EXPENSES INCURRED IN THE PERFORMANCE OF ITS DUE DILIGENCE HEREUNDER, THE PREPARATION OF PURCHASER'S FINANCING, AND THE PREPARATION OF THIS AGREEMENT, NOT TO EXCEED $50,000 IN THE AGGREGATE. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE.
THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

11. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL THEN BECOME NULL AND VOID AND OF NO EFFECT AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY, EXCEPT FOR PURCHASER'S OBLIGATIONS TO INDEMNIFY SELLER AND RESTORE THE PROPERTY AS SET FORTH MORE FULLY IN PARAGRAPH 7. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS WILLFUL REFUSAL TO DELIVER THE DEED, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

12.  PRORATIONS.

     12.1. Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by
Purchaser and credited to Purchaser at Closing); water and other utility charges; fuels; prepaid operating expenses; management fees in the amount of

6%; real and personal property taxes prorated on a "net" basis (i.e. adjusted for all tenants' liability, if any, for such items) and taking into account the full discount available for payment of real estate taxes which remain unpaid; 100% of operating expenses which are reimbursable by Eckards, Publix, Beall's Outlet, Fashion Bug, Click's Billiards, Kimsworth Inc. and Ross Dress for Less and 75% of the operating expenses which are reimbursable by the balance of the tenants for the period prior to the Closing Date less any amount previously paid by the Tenants shall be credited to Seller; and other similar items shall be adjusted ratably as of 11:59 p.m. on the Closing Date, and credited against the balance of the cash due at Closing. Assessments payable in installments which are due subsequent to the Closing Date shall be paid by Purchaser. If the amount of any of the items to be prorated is not then ascertainable, the adjustments thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to delinquent rent referred to in Paragraph 12.2 below.

     12.2. All basic rent paid following the Closing Date by any tenant of the Property who is indebted under a lease for basic rent for any period prior to and including the Closing Date after the payment to Purchaser of all current basis rent shall be deemed a "Post-Closing Receipt" until such time as all such indebtedness is paid in full. Within ten (10) days following each receipt by Purchaser of a Post-Closing Receipt, Purchaser shall pay such Post-Closing Receipt to Seller. Purchaser shall use its best efforts to collect all amounts which, upon collection, would constitute Post-Closing Receipts hereunder. Within 120 days after the Closing Date, Purchaser shall deliver to Seller a reconciliation statement of Post-Closing Receipts through the first 90 days after the Closing Date. Upon the delivery of the Post-Closing Receipts reconciliation, Purchaser shall deliver to Seller any Post-Closing Receipts owing to Seller and not previously delivered to Seller in accordance with the terms hereof. Seller retains the right to conduct an audit, at reasonable times and upon reasonable notice, of Purchaser's books and records to verify the accuracy of the Post-Closing Receipts reconciliation statement and upon the verification of additional funds owing to Seller, Purchaser shall pay to Seller said additional Post-Closing Receipts and, if the additional Post-Closing Receipts equal an amount greater than $5,000, the cost of performing Seller's audit. Seller retains the right to bring suit for collection of delinquent rent against any tenant owing more than $5,000 of delinquent rent to Seller. Paragraph 12.2 of this Agreement shall survive the Closing and the delivery and recording of the deed.

     12.3. Percentage rent payable under the leases shall be prorated as of the Closing Date as follows:

          12.3.1. Any percentage rent attributable to a specified period ("Percentage Rent Period") ending prior to the Closing Date shall be promptly paid over to the Seller if and when collected. Seller shall be entitled to all percentage rent attributable to the period prior to Closing Date for any Percentage Rent Period ending prior to Closing Date.

          12.3.2. Percentage rent payable with respect to a Percentage Rent Period a portion of which occurs prior to the Closing Date and a portion of which occurs subsequent to the Closing Date shall be apportioned between Purchaser and Seller on the basis of their respective period of ownership during the applicable Percentage Rent Period. Seller shall be entitled to percentage rent determined by multiplying the total percentage rent for such Percentage Rent Period by a fraction, the numerator of which shall be the total number of days in such Percentage Rent Period prior to the Closing Date and the denominator of which shall be the total number of days in the Percentage Rent Period. Purchaser shall be entitled to the remainder of such percentage rent. The amount of such percentage rent allocated to Seller shall be adjusted by the parties and paid by Purchaser or Seller to the other, as appropriate, on the Closing Date based upon the most recently ascertainable financial data for calendar year 1996 and for calendar year 1997 (with percentage rent for calendar year 1997 being based on 75% of the percentage rent payable in calendar year 1996 with no other reproration). Seller shall have similar audit rights as contained in Paragraph 12.2 above.

13. RECORDING. Neither this Agreement nor a memorandum thereof shall be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof.

14. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 10 hereof. Notwithstanding the foregoing, Purchaser may assign its interest in this Agreement without the consent of Seller to any entity affiliated with Purchaser, or the principals of Purchaser, or to any fund sponsored by Purchaser or its affiliate, provided that the assignee assumes the obligations of Purchaser hereunder. If any assignee of Purchaser under this Agreement petitions or applies for relief in bankruptcy or Assignee is adjudicated as a bankrupt or insolvent, or Assignee files any petition, application for relief or answer-seeking or acquiescing in any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under any present or future federal, state or other statute, law, code or regulation relating to bankruptcy, insolvency, or other relief for debtors (collectively, a "Bankruptcy Filing") on or before the Closing Date, said Bankruptcy Filing shall be a default under this Agreement and Purchaser shall indemnify Seller for all costs, attorney's fees and expenses of Seller resulting from Seller's efforts to obtain the Earnest Money as liquidated damages and to clear title to the Property from any encumbrance resulting from the Bankruptcy Filing.

15. BROKER. The parties hereto represent and warrant that no broker commission or finder fee is due and payable in connection with this transaction other than to Insignia Mortgage and Investment Company, Inc. ("Insignia") (to be paid by Seller) and the Aztec Group, Inc. ("Aztec") (to be paid by Purchaser). Seller's commission to Insignia shall only be payable out of the proceeds of the sale of the Property in the event the transaction set forth herein closes. Purchaser and Seller shall indemnify, defend and hold the other party hereto harmless from any claim whatsoever (including without limitation, reasonable attorney's fees, court costs and costs of appeal) from anyone claiming by or through the indemnifying party any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated other than to Insignia and Aztec. The indemnifying party shall undertake its obligations set forth in this Paragraph 15 using attorneys selected by the indemnifying party and reasonably acceptable to the indemnified party. The provisions of this Paragraph 15 will survive the Closing and delivery of the Deed.

16.  REPRESENTATIONS AND WARRANTIES.

     16.1. Any reference herein to Seller's knowledge or notice of any matter or thing shall only mean such knowledge or notice that has actually been received by Mike Conter (the "Seller's Representative"), and any representation or warranty of the Seller is based upon those matters of which the Seller's Representative has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller, the general partner or limited partners of Seller, the subpartners of the general partner or limited partners of Seller or Seller's Representative.

     16.2. Subject to the limitations set forth in Paragraph 16.1, Seller hereby makes the following representations and warranties, which representations and warranties are made to Seller's knowledge and which shall not survive Closing: (i) Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property; (ii) Seller has the power to execute and deliver this Agreement and consummate the transactions contemplated herein; (iii) the rent roll attached hereto as Exhibit M which Seller will update as of the Closing Date is accurate as of the date set forth thereon; (iv) the operating statements delivered by Seller to Purchaser pursuant to Paragraph 7.1 are the operating statements prepared by Seller's third-party property manager in the normal course of business; and (v) except as may be set forth in the Existing Report, Seller has not received any notice from any governmental authority having jurisdiction over the Property of any uncured violation of any Environmental Law with respect to the Property.

     16.3. Purchaser hereby represents and warrants to Seller that Purchaser has the full right, power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein.

17.  LIMITATION OF LIABILITY.

     17.1. Neither Seller, nor any Affiliate of Seller, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

     17.2. Neither Purchaser, nor any affiliate, parent of Purchaser, or all shareholders, employees, officers or directors of Purchaser or Purchaser's affiliate or parent, nor any of their respective beneficiaries, shareholders, partners, officers, directors, agents or employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Seller hereby waives for itself and anyone who may claim by, through or under Seller any and all rights to sue or recover on account of any such alleged personal liability, except Purchaser shall be liable for the delivery of the Earnest Money and Purchaser's indemnities of Seller pursuant to Paragraphs 7.1, 7.5 and 15 hereof.

18.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

19. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express, by facsimile transmission or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  Ilona Adams

     with copies to:          The Balcor Company
                              Bannockburn Lake Office Plaza
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015
                              Attention:  James Mendelson
                              (847) 317-4367
                              (847) 317-4462 (FAX)

     and to:                  Katten Muchin & Zavis
                              525 West Monroe Street
                              Suite 1600
                              Chicago, Illinois  60661-3693
                              Attention:  Daniel J. Perlman, Esq.
                              (312) 902-5532
                              (312) 902-1061 (FAX)

          TO PURCHASER:       Sterling Investment Co., Inc.
                              Real Estate Investment & Management
                              209 Phipps Plaza
                              Palm Beach, Florida  33480
                              Attention:  Duane J. Stiller
                              (561) 835-1810
                              (561) 833-4118 (FAX)

     and one copy to:         Honigman Miller Schwartz and Cohn
                              222 Lakeview Avenue
                              Suite 800
                              West Palm Beach, Florida  33401-6112
                              Attention:  Marvin S. Rosen, Esq.
                              (561) 838-4501
                              (561) 832-3036 (FAX)

subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or the same day as given if sent by facsimile transmission and received by 5:00 p.m. Chicago time or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail, by overnight courier or by facsimile transmission as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

20.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT.  Purchaser will execute two
(2) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent set forth in the Escrow Agreement. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     (A)  Earnest Money;

     (B)  One (1) fully executed copy of this Agreement; and
     (C) Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to each of the Purchaser and the Seller.

21. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Florida.

22. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

23. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

24. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

25. RADON GAS. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT. THIS PARAGRAPH IS PROVIDED FOR INFORMATIONAL PURPOSES PURSUANT TO SECTION 404.056(8), FLORIDA STATUTES, (1988).

26.  NEW LEASES.

     On or before Five (5) business days prior to the expiration of the Inspection Period, Seller may execute any new lease or modify or renew any existing lease affecting the Property without Purchaser's consent. Seller shall deliver a copy of any such new lease or existing lease modification or renewal (together with an estimation of the "New Lease Costs" (as hereinafter defined)), as applicable, to Purchaser within three (3) business days of execution by Seller and the new tenant or existing tenant, as applicable, but in any event on or before Four (4) business days prior to the expiration of the Inspection Period. In the event Purchaser disapproves of such new lease or existing lease modification or renewal, Purchaser's sole remedy shall be to terminate this Agreement in accordance with Paragraph 7 hereof. In the event that Purchaser does not terminate this Agreement as aforesaid, Purchaser shall be responsible for the costs of all tenant improvements, leasing costs and commissions and reasonable attorney's fees (up to a maximum amount of $1000.00 of attorney's fees per new lease or existing lease modification or renewal) associated with the negotiation and execution of any such new lease or existing lease modification or renewal ("New Lease Costs"). Seller shall receive a credit at Closing for any New Lease Cost incurred by Seller prior to Closing.

     After the date Five (5) business days prior to the expiration of the Inspection Period, Seller shall not execute any new lease or existing lease modification or renewal affecting the Property without Purchaser's prior written consent, which shall not be unreasonably withheld. Purchaser's consent shall be deemed given if Purchaser has not responded to the contrary within five (5) business days after Seller's written request and Purchaser's receipt of such new lease or existing lease modification or renewal (together with an estimation of the New Lease Costs). If approved by Purchaser, a complete copy of any such new lease or existing lease modification or renewal shall be delivered to Purchaser within ten (10) days of the full execution thereof. All New Lease Costs shall be paid by Purchaser and Seller shall receive a credit at Closing for any New Lease Costs incurred by Seller prior to Closing.

     Purchaser acknowledges that there currently exists the unsatisfied tenant improvement obligations and leasing commissions set forth on Exhibit N attached hereto. Seller agrees to pay the leasing commission obligations set forth on Exhibit N with respect to The Junkyard on or before the Closing. With respect to all other tenant improvements and leasing commission obligations set forth on Exhibit N, Purchaser shall assume the obligations for the payment thereof and credit Seller at Closing for any amounts paid toward the aforesaid tenant improvements or leasing commission obligations (other than The Junkyard) set forth on Exhibit N. In the event the current leases for the Property include unsatisfied tenant improvement obligations or leasing commissions not listed on Exhibit N, Seller shall be solely responsible for such tenant improvement obligations and leasing commissions.

27.  TENANT CERTIFICATE CONDITION TO CLOSING.

     27.1. The following terms have been defined as follows for convenience of reference:

          (i) "Tenant Certificate" means a certificate, commonly known as an estoppel certificate, signed by a tenant with respect to its Lease, either in the form set forth on Exhibit L hereto or on such other form as is substantially consistent with the requirements of the tenant's lease for such certificates;

          (ii) "Seller Tenant Certificate" means a Tenant Certificate signed by the Seller with respect to a particular Lease for which the Tenant in question has failed to execute and deliver a Tenant Certificate, in which case the Seller Tenant Certificate shall be in the form of Exhibit L; provided further that a Seller Tenant Certificate shall in all cases be limited to Seller's knowledge as defined in Paragraph 16.1 hereof;

          (iii) "Qualification" means any assertion in a Tenant Certificate (whether in the form of Exhibit L or otherwise) of (i) a claim, counterclaim, offset or defense against the landlord, (ii) a default on the part of the landlord, (iii) unpaid credits, allowances or other sums due from the landlord prior to the date of the estoppel (other than disclosed in Paragraph 12.1 herein or pursuant to a new lease pursuant to Paragraph 26 herein), (iv) an unfulfilled construction or other obligation on the part of the landlord prior to the date of estoppel (other than disclosed in Paragraph 12.1 herein or pursuant to a new lease pursuant to Paragraph 26 herein), or (v) information which is contrary (in an adverse respect to the landlord) (x) to the information contained in the rent roll attached hereto as Exhibit M, or (y) the information pertaining to tenant allowances and concessions and leasing commissions contained in Paragraph 12.1;

          (iii) "Unacceptable Qualification" means any Qualification other than the following:

               (a) a Qualification which is expressly disclosed on the rent roll attached hereto as Exhibit M or a Qualification relating to non-payment of March, 1997 or April, 1997 rent, provided the same is not as a result of a default by Landlord;

               (b) a Qualification which is specifically and clearly disclosed in the Lease of the Tenant in question which was delivered or made available to Purchaser prior to the expiration of the Inspection Period;

               (c) a Qualification expressly disclosed in this Agreement or the Exhibits hereto; or

               (d) a disclosure by a Tenant of physical defects to the portion of the Property generally known as the common area.

     27.2. If a Qualification is not an Unacceptable Qualification, it shall not affect Purchaser's obligations to close hereunder or give rise to any liability from Seller to Purchaser.

     27.3. Seller shall promptly request a Tenant Certificate in the form of Exhibit L from all tenants, and shall vigorously, in good faith, pursue the collection of the same. Seller shall deliver to Purchaser, upon Seller's receipt thereof, all Tenant Certificates signed by tenants (whether in the form of Exhibit L or otherwise). Purchaser shall have the right to assist Seller in obtaining the Tenant Certificates.

     27.4. It shall be a condition to Purchaser's obligations hereunder (the "Estoppel Condition") that Seller deliver to Purchaser, at or prior to 5:00 p.m. Chicago time on April __, 1997 (i) a Tenant Certificate from Eckards, Ross Dress for Less, Beall's Outlet, Fashion Bug, Clicks Billiards, and Kimsworth, Inc., (ii) a Seller Tenant Certificate from Publix and (iii) a Tenant Certificate or Seller Tenant Certificate from tenants occupying the remainder of the occupied leasable area of the Property. Seller shall be required to deliver to Purchaser all Tenant Certificates received by Seller from the tenants at the Property. Notwithstanding the foregoing to the contrary, Seller shall not have satisfied the Estoppel Condition if any of the Tenant Certificates received by Seller, disclose Unacceptable Qualifications other than Unacceptable Qualifications with an "Estoppel Qualification Sum" (hereinafter defined) of less than $50,000 in the aggregate. The "Estoppel Qualification Sum" shall mean the following:

          (i) if the claim asserted arises out of a defect which can be cured, with the expenditure of money on a one time basis, such as a physical defect, then such sum shall be calculated by a reasonable estimate of the cost to repair or remediate said defect; and

          (ii) if the claim asserted affects a continuing obligation of a tenant under the lease, such as the payment of rent, then the claim shall be calculated by (i) determining the amount of the claim on a per annum basis,
(ii) multiplying said amount by the number of years or partial years said claim would affect the monetary obligations under the lease and (iii) discounting said product on a present value basis using a discount rate of 10% per annum.

     If the Unacceptable Qualifications have an Estoppel Qualification Sum of less than $50,000 in the aggregate, then Seller shall either (i) grant Purchaser a credit at Closing for an amount equal to the Estoppel Qualification Sum, or (ii) cure all conditions giving rise to an Unacceptable Qualification on or before the Closing. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller. Provided Seller performs its covenant in this Paragraph 27.4, the disclosure of Unacceptable Qualifications having an Estoppel Qualification Sum of less than $50,000 in the aggregate shall not affect Purchaser's obligations to close hereunder or give rise to any additional liability from Seller to Purchaser.

     27.5. If Seller has not satisfied the Estoppel Condition on or before 5:00 p.m. Chicago time on April 14, 1997, then Purchaser shall have the right to terminate this Agreement by delivering written notice to Seller on or before 5:00 p.m. Chicago time on April 16, 1997. If Purchaser exercises its rights to terminate in accordance with the terms of this Paragraph 27.5, this Agreement shall be null and void without further action of the parties and all Earnest Money theretofore deposited by Purchaser together with any interest accrued thereon, shall be returned to Purchaser, and neither party shall have any further liability to the other, except for Purchaser's obligation to indemnify Seller and restore the Property, as more fully set forth in Paragraph 7 hereof. If Purchaser does not terminate this Agreement pursuant to the first sentence of this Paragraph 27.5, the parties shall proceed to Closing and (i) Purchaser shall receive a credit at Closing equal to the amount of the Estoppel Qualification Sum of the Unacceptable Qualifications contained in the Tenant Certificates, up to an aggregate amount of $50,000 or (ii) Seller shall cure all conditions giving rise to an Unacceptable Qualification Sum up to an aggregate amount of $50,000. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller.

     27.6. Notwithstanding anything contained herein to the contrary, if Seller does not satisfy the Estoppel Condition because the estoppel qualification sum exceeds $50,000 and Purchaser has terminated the Agreement pursuant to Paragraph 27.5, Seller shall have the right to vitiate Purchaser's termination by written notice on or before 5:00 p.m. Chicago time on April 18, 1997 in which case the parties shall proceed to Closing and Seller shall either
(i) grant Purchaser at Closing for an amount to the Estoppel Qualification Sum or (ii) cure all conditions giving rise to an Unacceptable Qualification on or before the Closing. The determination to perform the covenant contained in subparagraphs (i) or (ii) in the preceding sentence shall be made by Seller.

     IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date first set forth above.



                              PURCHASER:

                              STERLING INVESTMENT CO., INC., a Florida corporation


                              By:   /s/Duane J. Stiller
                                   ----------------------------------
                              Name: Duane J. Stiller
                                   ----------------------------------
                              Its: Vice President
                                   ----------------------------------


                              SELLER:

                              BUTLER LIMITED PARTNERSHIP, an Illinois limited partnership

                              By:  Butler Partners, Inc., an Illinois
                                   corporation, its general partner


                                   By:  /s/James E. Mendelson
                                        ---------------------------------
                                   Name: James E. Mendelson
                                        ---------------------------------
                                   Its: Sr. V.P.
                                        ---------------------------------

                                                                [Butler Plaza]



Al Lieberman of Insignia Mortgage and Investment Company, Inc.("Seller's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Seller as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated August 5, 1996 between Seller and Seller's Broker (the "Listing Agreement"). Seller's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Seller's Broker agrees to deliver a receipt to the Seller and Purchaser at the Closing for the fee or commission due Seller's Broker and a release and indemnity, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.

                                   Insignia Mortgage and Investment Company,
                                   Inc.


                                   By: /s/Al Leiberman
                                      --------------------------------

[Butler Plaza]



_________________ of Aztec Group Inc. ( "Buyer's Broker") executed this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission due it from Purchaser as a result of the transaction described in this Agreement is as set forth in that certain Listing Agreement, dated ______________, 199_ between Purchaser and Buyer's Broker (the "Listing Agreement"). Buyer's Broker also acknowledges that payment of the aforesaid fee or commission is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Buyer's Broker agrees to deliver a receipt to the Seller and Purchaser at the Closing for the fee or commission due Buyer's Broker and a release and indemnity, in the appropriate form, stating that no other fees or commissions are due to it from Seller or Purchaser.

                                   Aztec Group Inc.


                                   By: ______________________________

                                   Exhibits

A    -    Legal

B    -    Personal Property

C    -    Escrow Agreement

D    -    Title Commitment

E    -    Deed

F    -    Bill of Sale

G    -    Assignment and Assumption of Intangible Property

H    -    Service Contracts

I    -    Assignment and Assumption of Leases and Security Deposits

J    -    Non-Foreign Affidavit

K    -    Notice to Tenants

L    -    Tenant Certificate

M    -    Rent Roll

N    -    Tenant Improvements and Leasing Commissions